 As filed with the Securities and Exchange Commission on October 24, 2016
Registration No. 333- [          ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COPsync, Inc.
(Exact name of registrant as specified in its charter)

Delaware	98-0513637
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

COPsync, Inc. 16415 Addison Road, Suite 300 Addison, Texas	75001
(Address of Principal Executive Offices)	(Zip Code)

2009 Long-Term Incentive Plan
(Full title of the plan)

Ronald A. Woessner
Chief Executive Officer
COPsync, Inc.
16415 Addison Road, Suite 300
Addison, Texas 75001
 (Name and address of agent for service)

(972) 865-6192
 (Telephone number, including area code, of agent for service)

Copies to:

 James M. Jenkins, Esq.
Alexander R. McClean, Esq.
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
(585) 232-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share (1)	1,400,000	$0.70	$980,000	$$113.59

(1)
In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

(2)	Represents additional shares of common stock, par value $0.0001 per share of COPsync, Inc. authorized for issuance under the 2009 Long-Term Incentive Plan, as amended.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low per share prices of the Registrant’s Common Stock reported on The NASDAQ Capital Market on October 21, 2016.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by COPsync, Inc. (the “Company”) to register an additional 1,400,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) that may be offered and sold under the 2009 Long-Term Incentive Plan (the “Plan”).  This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which one or more other registration statements filed on this form relating to the same employee benefit plan are effective.  Pursuant to General Instruction E to Form S-8, the contents of the Company’s previously filed registration statement on Form S-8 relating to the Plan (File No. 333-161882), filed with the Securities and Exchange Commission on September 10, 2009, including any filings incorporated therein, are hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The SEC’s rules allow the Company to incorporate by reference information into this Registration Statement. This enables the Company to disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this Registration Statement from the date the Company files such document. Any reports filed by the Company with the SEC after the date of this Registration Statement, and before the date that the offering of the securities by means of this Registration Statement is terminated, will automatically update and, where applicable, supersede any information contained in this Registration Statement or incorporated by reference in this Registration Statement.

We incorporate by reference into this Registration Statement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed in accordance with SEC rules and is not incorporated by reference herein):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 30, 2016.
•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 16, 2016 and the quarterly period ended June 30, 2016, filed with the SEC on August 15, 2016.
•
Our Current Reports on Form 8-K filed with the SEC on February 17, 2016, February 24, 2016, March 31, 2016, April 29, 2016, May 26, 2016, July 21, 2016, August 3, 2016, August 18, 2016, August 30, 2016, October 3, 2016 and October 12, 2016.

•
The description of our capital stock contained in our registration statement on Form 8-A (File No. 001-37613) filed with the Commission on October 29, 2015, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the sale of all the securities covered by this Registration Statement, except in each case the information contained in such document to the extent “furnished” and not “filed”.

You may obtain copies of these documents on the website maintained by the SEC at http://www.sec.gov, or from us without charge (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) by writing us at Corporate Secretary, COPsync, Inc., 16415 Addison Road, Suite 300, Addison, Texas 75001, visiting our website at http://www.copsync.com or calling us at (972) 865-6192.

Item 6.          Indemnification of Directors and Officers.

The Company is incorporated under the Delaware General Corporation Law (the “DGCL”).

Section 145(a) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

Article VII of the Company’s certificate of incorporation, limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. The effect of this provision is to eliminate the Company’s rights, and the rights of its stockholders, through stockholder derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, the Company’s directors will be personally liable to the Company and its stockholders for monetary damages if they acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived improper benefit from their actions as directors. In addition, the Company’s certificate of incorporation, as amended, provides that the Company has the right to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We have entered into an indemnification agreement (each, an “Indemnification Agreement”) with certain of our directors. We expect to enter into similar agreements with our other directors and our executive officers.  In general, the Indemnification Agreement obligates us to indemnify a director or executive officer, to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by them in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. In addition, the Indemnification Agreement provides for the advancement of expenses incurred by the indemnitee in connection with any covered proceeding to the fullest extent permitted by applicable law. The rights provided by the Indemnification Agreement are in addition to any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, the Company’s Certificate of Incorporation, as amended, or bylaws, or otherwise.

The preceding summary is qualified in its entirety by the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, and the indemnity agreements described above.

Item 8.          Exhibits.

See the Exhibit Index, which is incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, in the State of Texas, on this 24th day of October, 2016.

COPSYNC, INC.

By:	/s/Barry W. Wilson
Barry W. Wilson
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Ronald A. Woessner and Barry W. Wilson, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Ronald A. Woessner
Ronald A. Woessner	Chief Executive Officer and Director	October 24, 2016
(Principal Executive Officer)
/s/Barry W. Wilson
Barry W. Wilson	Chief Financial Officer	October 24, 2016
(Principal Financial and Accounting Officer)
/s/Joseph R. Alosa
Joseph R. Alosa	Chairman of the Board	October 24, 2016

/s/Russell D. Chaney
Russell D. Chaney	Director	October 24, 2016

Joel Hochberg	Director

/s/Luisa Ingargiola
Luisa Ingargiola	Director	October 24, 2016

/s/Ward E. Leber
Ward E. Leber	Director	October 24, 2016

/s/Brad Powers
Brad Powers	Director	October 24, 2016

INDEX TO EXHIBITS

Exhibit Number	Description
4.1#	Amended and Restated COPsync, Inc. 2009 Long-Term Incentive Plan
5.1#	Legal Opinion of Harter Secrest & Emery LLP.
23.1#	Consent of Independent Registered Public Accounting Firm
23.2#	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page)

#	Filed herewith.